Exhibit (a)(9)

To All Ventana Employees,

As you are probably aware, Roche today extended its tender offer for another 30 days.

This action does not change the situation. Our Board of Directors continues to believe that Roche’s bid is wholly inadequate and recommends that stockholders not tender any of their shares to Roche. Not only is the offer significantly below our current market price, it does not even come close to reflecting the intrinsic value of the Company, its strong growth prospects in an accelerating market, and the synergy value of Ventana to Roche.

We continue to be business as usual and appreciate all you are doing to stay focused on our business and our customers.

Best regards,

Chris

VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC FILINGS MADE FROM TIME TO TIME BY THE COMPANY WITH THE SEC ARE AVAILABLE WITHOUT CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV, AT VENTANA’S WEBSITE AT WWW.VENTANAMED.COM OR FROM VENTANA’S INFORMATION AGENT, INNISFREE M&A INCORPORATED AT (888) 750-5834.